Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-114884 and No. 333-157708) on Form S-8 of Tennant Company Retirement Savings Plan of our report dated June 24, 2015, with respect to the statements of net assets available for benefits of Tennant Company Retirement Savings Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and supplemental schedule of assets (held at end of year) as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Tennant Company Retirement Savings Plan.

/s/ CliftonLarsonAllen LLP
Minneapolis, MN
June 24, 2015